Exhibit 4.1

ProDigital Film Labs, Inc.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

10% CONVERTIBLE NOTE DUE [DATE]

THIS NOTE is one of duly authorized issue of Notes of ProDigital Film Labs, Inc., a Nevada corporation (the "Company") designated as its 10% Convertible Note due [DATE], in an aggregate principal amount not exceeding CDN$[DATE].

FOR VALUE RECEIVED, the Company promises to pay to purchaser or the registered holder hereof (the "Holder"), the principal sum of [CDN$], on [DATE TWO YEARS FOLLOWING DATE OF THIS DOCUMENT] (the "Maturity Date"), and to pay interest on the principal sum outstanding from time to time in arrears on the Maturity Date, at the rate of 10% per annum accruing from the date of initial issuance. Accrual of interest shall commence on the first business day to occur after the date hereof until payment in full of the principal sum has been made or duly provided for. All accrued and unpaid interest shall bear interest at the same rate as the principal and be due on the date for the principal. Interest may be paid in the form of Common Stock, issued at the conversion rates described below in the amounts necessary to satisfy the outstanding interest amounts then due. The amounts so payable will be paid on the Maturity Date to the person in whose name this Note (or one or more predecessor Notes) is registered on the records of the Company regarding registration and transfers of the Notes (the "Note Register") on the tenth day prior to the Maturity Date; provided, however, that the Company's obligation to a transferee of this Note arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Regulation 504 Securities Subscription Agreement executed by the original Holder. The principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Note Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and interest upon this Note on the Maturity Date, less any amounts required by law to be deducted, to the registered Holder of this Note as of the tenth day prior to the Maturity Date and addressed to such Holder as the last address appearing on the Note Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such check less any amounts so deducted.

The purchasers of Convertible Notes will be entitled to convert their holdings at the rate of one (1) common share of ProDigital Film Labs, Inc., Nevada common stock acquired as a result of this Convertible Note being converted for each $1.00 of principal and/or interest being converted.

This Note is subject to the following additional provisions:

1.    The Notes are issuable in denominations of [CDN$ AMOUNTS] and integral multiples thereof up to the aggregate total of [CDN$ TOTAL AMOUNT]. The Notes are exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange.

2.    The Company shall be entitled to withhold from all payments of principal of, and interest on, this Note any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments.

3.    This Note has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"). Prior to due presentment for or transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company's Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4.     The Holder of this Note is entitled, at its option, at any time commencing One Year after the Closing Date, if the principal has not been previously repaid, until maturity, to convert any or all of the principal amounts of these Notes or any portion of the principal amount (to include accrued interest) hereof into shares of Common Stock of the Company ("Shares") with the number of shares issueable upon such conversion being equal to the dollar amount converted at a price of $1.00 per share, subject to adjustment in the event of any stock split, dividend, combination or similar event). Such conversion shall be effectuated by surrendering the Notes to be converted to the Company, with the form of conversion notice attached to the Note as Exhibit A, executed by the Holder of the Note evidencing such Holder's intention to convert this Note, and accompanied, if required by the Company, by proper assignment hereof in blank. No amount of accrued but unpaid interest shall be subject to conversion, but interest accrued or accruing from the date of issuance to the date of conversion shall be waived by the Holder. No fraction of Shares or script representing fractions of Shares will be issued on conversion, but the number of Shares issueable shall be rounded to the nearest whole Share. The date on which notice of conversion is given shall be deemed to be the date on which the Holder has delivered this Note, with the conversion notice duly executed, to the Company, or if earlier, the date set forth in such notice of conversion if the Note is received by the Company within five business days thereafter.

5.    No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency herein prescribed. This Note and all other Notes now or hereafter issued on similar terms are direct obligations of the Company. This Note ranks equally to all other Notes now or hereafter issued under the terms set forth herein.

6.    The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

7.    The Company agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by Holder in collection any amount due under this Note.

8.    If one or more of the following described "Events of Default" shall occur:

            (a)    The Company shall default in the payment of principal or interest on this Note; or

         (b)    Any of the representations or warranties made by the Company herein, in the Subscription Agreement (the "Subscription Agreement"), or in any certificate or financial or other statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note or the Subscription Agreement shall be false or misleading in any material respect at the time made; or

            (c)    The Company shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the Company under this Note and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure; or

            (d)    The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

            (e)    A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

            (f)    Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within thirty (30) days thereafter, or

           (g)    Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand Dollars ($200,000) in aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

           (h)    Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within thirty (30) days after such institution or the Company shall by any action or answer approve of, consent, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

9.    For so long as any amount payable under this Note remains unpaid, the Company shall furnish to the Holder the following information:

            (a)    No later than one hundred twenty (120) days following the end of each fiscal year, beginning with the fiscal year ending June 30, 2004, consolidated balance sheets, statements of income and statements of cash flow and shareholders' equity of the Company and its subsidiaries, if any, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited by a firm of independent public accountants.

10.    The Company covenants and agrees that until all amounts due under this Note have been paid in full, by conversion or otherwise, [and for so long as Holder holds shares of Common Stock issued upon conversion of this Note] unless the Holder waives compliance in writing, the Company shall:

             (a)    Give prompt written notice to the Holder of any Event of Default as defined in this Note or of any other matter which has resulted in, or could reasonably be expected to result in, a materially adverse change in its financial condition or operations.

             (b)    Give prompt notice to the Holder of any claim, action or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a material adverse effect on the financial condition of the Company.

             (c)    At all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of this Note such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding principal balance of this Note into shares of Common Stock.

             (d)    Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and:

                        (i)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

                        (ii)   in the case of mutilation, upon surrender and cancellation of this Note,

            the Company at its expense will execute and deliver a new Note, dated the date of the lost, stolen, destroyed or mutilated Note.

11.    The Holder of this Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or the Shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky laws or similar laws relating to the sale of securities.

12.    In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

13.    This Note constitutes the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

14.    This Note shall be governed by and construed in accordance with the laws of the State of Nevada.

Dated:     [DATE]

IN WITNESS whereof, the subscriber has executed this Agreement on the date written below.

DATED:  [DATE]

SUBSCRIPTION AMOUNT                                                     [CDN$] [Payment instructions to be forwarded upon signature by Company}

NAME(S) IN WHICH SECURITIES SHOULD BE REGISTERED (if Securities are to be held by more than one owner, each tenant or other person involved must sign this signature page and all other subscription documents required to be signed by an individual purchaser):

Signature of Subscriber:                                                    _____________________________________________

                                                                                              _____________________________________________

                                                                                 Print Name of Subscriber

Address of Subscriber:                                                    [INSERT ADDRESS]

SUBSCRIPTION ACCEPTED to [CDN$] this [DATE] day of [MONTH] [YEAR]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

PRODIGITAL FILM LABS, INC.

a Nevada corporation

By: ______________________

       Darone M. Davis, President

       ProDigital Film Labs, Inc.